Exhibit (h)(4)
FUND CCO AGREEMENT
     AGREEMENT made as of January 27, 2011 by and between del Rey Global Investors Funds, a Delaware statutory trust (the “Fund Company”), with its principal office and place of business at 6701 Center Drive West, Suite 655, Los Angeles, California 90045, and Foreside Compliance Services, LLC, a Delaware limited liability company, with its principal office and place of business at Three Canal Plaza, Portland, Maine 04101 (“Foreside”).
     WHEREAS, the Fund Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and has created and issued shares in one or more series (each such series a “Fund” and collectively, the “Funds”); and
     WHEREAS, the Fund Company desires that Foreside perform certain compliance services and Foreside is willing to provide those services on the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Fund Company and Foreside hereby agree as follows:
     SECTION 1. PROVISION OF CCO; DELIVERY OF DOCUMENTS
     (a) Foreside hereby agrees to provide a Chief Compliance Officer (“CCO”), as described in Rule 38a-1 of the 1940 Act (“Rule 38a-1”) to the Fund Company for the period and on the terms and conditions set forth in this Agreement.
     (b) In connection therewith, the Fund Company has delivered to Foreside copies of, and shall promptly furnish Foreside with all amendments of or supplements to: (i) the Fund Company’s Declaration of Trust and Bylaws (collectively, as amended from time to time, “Organizational Documents”); (ii) the Fund Company’s current Registration Statement, as amended or supplemented, filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and/or the 1940 Act (the “Registration Statement”) relating to each Fund; (iii) the current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented, the “Prospectus”) in place for each of the Funds; (iv) each plan of distribution or similar document under Rule 12b-1 under the 1940 Act and each current shareholder service plan or similar document, that in each case has been adopted by the Fund Company’s Board of Trustees (the “Board”) with respect to any or all of its Funds; (v) copies of the Fund Company’s current annual and semi-annual reports to shareholders; and (vi) all compliance and risk management policies, programs and procedures adopted by the Fund Company with respect to the Funds. The Fund Company shall deliver to Foreside a certified copy of the resolution of the Board appointing the CCO and authorizing the execution and delivery of this Agreement.

     SECTION 2. DUTIES OF FORESIDE AND CCO
     (a) Foreside shall make available a person who is qualified to serve as a CCO under Rule 38a-1, is competent and knowledgeable regarding the Federal securities laws and has the requisite knowledge and experience to administer the Fund Company’s compliance program under Rule 38a-1 to act as the Fund Company’s CCO. Foreside hereby acknowledges that the Fund Company is relying on Foreside to provide a CCO with such competence, qualifications, knowledge and experience. The election of any such person to act as the Fund Company’s CCO shall be subject to the approval of the Board. Foreside’s responsibility for the activities of the CCO are limited to the extent that the Board shall make all decisions regarding the designation and termination of the CCO and shall review and approve the compensation of the CCO as provided by Rule 38a-1.
     (b) With respect to the Fund Company and each Fund (whether currently in existence or created in the future), the CCO shall:
(i) report directly to the Board;
(ii) review and administer the Fund Company’s compliance program policies and procedures and review and oversee those policies and procedures of the adviser, administrator, principal underwriter, custodian and transfer agent (collectively, “Service Providers”) that relate to the Fund Company or its Funds;
(iii) diligently administer the CCO’s oversight responsibility by taking steps to assure himself/herself that each Service Provider has implemented effective compliance policies and procedures administered by competent personnel;
(iv) be familiar with each Service Provider’s operations and understand those aspects of each Service Provider’s operations that expose the Fund or Fund Company to compliance risks;
(v) maintain an active working relationship with each Service Provider’s compliance personnel;
(vi) conduct periodic reviews of the Fund Company’s compliance program and incorporate any new or changed regulations, best practice recommendations or other guidelines that may be appropriate;
(vii) review, no less frequently than annually, the adequacy of the policies and procedures of the Fund Company, each Fund and their respective Service Providers and the effectiveness of their implementation and advise the Board of any changes deemed necessary by the CCO;
(viii) design testing methods for the compliance program policies and procedures of the Fund Company and the Funds;

(ix) perform and document periodic testing of certain key control procedures (as appropriate to the circumstances), including reviewing reports, investigating exceptions, and making inquiries of Fund Company management and Service Providers;
(x) conduct no less than annual periodic site visits to the adviser and other Service Providers, and more frequently as deemed necessary by the Board or the applicable Fund, including following up with the particular Service Provider as to the resolution or status of any compliance issues identified and provide updates to the Board no less frequently than quarterly;
(xi) provide the Board with the Fund certifications required by Rule 17j-1 under the 1940 Act;
(xii) prepare CCO Reports for the Board and attend Board meetings quarterly and as requested;
(xiii) keep the Board apprised of significant compliance events at the Fund, the Fund Company or their Service Providers and advise the Board of changes deemed necessary by the CCO in the Fund Company’s compliance program;
(xiv) promptly bring to the Board’s attention any serious compliance issues; and
(xv) no less than quarterly, meet separately, in person to the extent required by the Board, with those members of the Board that are not “interested persons” of the Fund Company.
     (c) Foreside may provide other services and assistance relating to the affairs of the Fund Company as the Fund Company may, from time to time, request subject to mutually acceptable compensation and implementation agreements.
     (d) Foreside shall maintain records relating to its services, such as compliance policies and procedures, relevant Board presentations, annual reviews, and other records, as are required to be maintained under the 1940 Act and Rule 38a-1 thereunder (collectively, the “Records”). Such Records with respect to the Fund Company and each Fund shall be maintained in the manner and for the periods as are required under such laws and regulations. The Fund Company, or the Fund Company’s authorized representatives, shall have access to the Records at all times during Foreside’s normal business hours. Upon the reasonable request of the Fund Company, copies of any of the Records shall be provided promptly by Foreside to the Fund Company or its authorized representatives at the Fund Company’s expense. The Records shall be the property of the Fund Company and each Fund, as applicable, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. Records shall be surrendered in usable machine-readable form. Foreside shall not have the right to retain copies of such records without the Fund Company and the respective Fund’s prior written consent, except that Foreside may retain all records that it is required to maintain pursuant to applicable legal and regulatory requirements without obtaining the consent of any Fund or the

Fund Company. Any records retained by Foreside shall be subject to observance of its confidentiality obligations under this Agreement.
     (e) Nothing contained herein shall be construed to require Foreside to perform any service that could cause Foreside to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause any Fund to act in contravention of such Fund’s Prospectus or any provision of the 1940 Act. Further, while Foreside will provide consulting and other services under this Agreement to assist the Fund Company and the Funds with respect to their respective obligations under and compliance with various laws and regulations, Fund Company understands and agrees that Foreside is not a law firm and that nothing contained herein shall be construed to create an attorney-client relationship between Foreside and Fund Company or to require Foreside to render legal advice or otherwise engage in the practice of law in any jurisdiction. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.
     (f) In order for Foreside or the CCO to perform the services required by this Section 2, the Fund Company shall (1) instruct all Service Providers to furnish any and all information relating to the Funds or the services the Service Provider provides to the Funds within their possession to Foreside as reasonably requested by Foreside, and assist Foreside in obtaining any such information as reasonably necessary and (2) deliver, or cause to be delivered, to Foreside upon Foreside’s reasonable request any other documents within the Fund Company’s possession that would be necessary to enable Foreside to perform the services described in this Agreement.
     SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION
     (a) Foreside shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Foreside in writing. Foreside shall use its best judgment and efforts in rendering the services described in this Agreement and shall not be liable to the Fund Company, any Fund or any of the Funds’ shareholders for any action or inaction of Foreside or the CCO relating to any event whatsoever in the absence of willful misfeasance, willful default, willful misconduct, bad faith, fraud or gross negligence on the part of Foreside or the CCO or any of their respective agents or employees or the reckless disregard by Foreside, the CCO or any of their respective agents or employees of the duties and obligations set forth in this Agreement (collectively, “Disabling Conduct”). Further, neither Foreside nor the CCO shall be liable to the Fund Company, any Fund or any of the Funds’ shareholders for any action taken, or failure to act, in good faith reliance upon: (i) the advice and opinion of Fund Company counsel; and/or (ii) any certified copy of any resolution of the Board. Neither Foreside nor the CCO shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Foreside or the CCO reasonably believe in good faith to be genuine.

     (b) The Fund Company agrees to indemnify and hold harmless Foreside and its directors, officers, and employees and any person who controls Foreside within the meaning of Section 15 of the Securities Act (any of Foreside, its respective officers, employees and directors or such control persons, for purposes of this paragraph, a “Foreside Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) Foreside providing services to the Funds in accordance with this Agreement or (ii) the breach of any obligation, representation or warranty under this Agreement by the Fund Company on behalf of such Fund.
     In no case (i) is the indemnity of the Fund Company in favor of any Foreside Indemnitee to be deemed to protect the Foreside Indemnitee against any liability to which the Foreside Indemnitee would otherwise be subject by reason of willful misfeasance, willful default, willful misconduct, bad faith, fraud or gross negligence on the part of the Foreside Indemnitee or its agents or employees or by reason of the reckless disregard by the Foreside Indemnitee or its agents or employees of the duties and obligations under this Agreement, or (ii) is the Fund Company or any Fund to be liable with respect to any claim made against any Foreside Indemnitee unless the Foreside Indemnitee notifies the Fund Company in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the Foreside Indemnitee (or after the Foreside Indemnitee receives notice of service on any designated agent).
     Failure to notify the Fund Company of any claim shall not relieve the Fund Company from any liability that it may have to any Foreside Indemnitee against whom such action is brought unless failure or delay to so notify the Fund Company prejudices the Fund Company’s ability to defend against such claim. The Fund Company shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Fund Company elects to assume the defense, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the Foreside Indemnitee in the suit. In the event the Fund Company elects to assume the defense of any suit and retain counsel, the Foreside Indemnitee shall bear the fees and expenses of any additional counsel retained by them. If the Fund Company does not elect to assume the defense of any suit, it will reimburse the Foreside Indemnitee in the suit for the reasonable fees and expenses of any counsel retained by them; provided that the Fund Company shall not be liable for the fees and expenses of more than one counsel. The Fund Company shall not be liable for any settlement of any such suit entered into without its prior written consent, which consent shall not be unreasonably withheld.
     (c) Foreside agrees to indemnify and hold harmless the Fund Company, each Fund, and each of their respective Trustees, officers and employees and any person who controls the Fund Company or a Fund within the meaning of Section 15 of the Securities Act (for purposes of this paragraph, the Fund Company, Funds, and each of their respective Trustees, officers, employees and their controlling persons are collectively referred to as the “Fund Indemnitees”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) the breach of any duty, obligation, representation or warranty under this Agreement by Foreside and/or the CCO, or (ii) Foreside’s and/or the CCO’s failure to comply in any material respect with applicable securities laws.
     In no case (i) is the indemnity of Foreside in favor of any Fund Indemnitee to be deemed to protect any Fund Indemnitee against any liability to which such Fund Indemnitee would otherwise be subject by reason of willful misfeasance, willful default, willful misconduct, bad faith, fraud or gross negligence on the part of the Fund Indemnitee or its agents or employees or by reason of the reckless disregard by the Fund Indemnitee or its agents or employees of the duties and obligations under this Agreement, or (ii) is Foreside to be liable with respect to any claim made against any Fund Indemnitee unless the Fund Indemnitee notifies Foreside in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the Fund Indemnitee (or after the Fund Indemnitee has received notice of service on any designated agent).
     Failure to notify Foreside of any claim shall not relieve Foreside from any liability that it may have to the Fund Indemnitee against whom such action is brought unless failure or delay to so notify Foreside prejudices Foreside’s ability to defend against such claim. Foreside shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if Foreside elects to assume the defense, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the Fund Indemnitee in the suit. In the event that Foreside elects to assume the defense of any suit and retain counsel, the Fund Indemnitee shall bear the fees and expenses of any additional counsel retained by them. If Foreside does not elect to assume the defense of any suit, it will reimburse the Fund Indemnitee in the suit for the reasonable fees and expenses of any counsel retained by them; provided that the Foreside shall not be liable for the fees and expenses of more than one counsel. Foreside shall not be liable for any settlement of any such suit entered into without its prior written consent, which consent shall not be unreasonably withheld.
     (d) No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of Section 3(b) or 3(c) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.
     (e) The Fund Company, and not Foreside, shall be solely responsible for approval of the designation of the CCO, as well as for removing the CCO, as the case may be, from his or her responsibilities related to the Funds in accordance with Rule 38a-1.
     (f) The Fund Company agrees that Foreside, its employees, officers and directors shall not be liable to the Fund Company for any actions, damages, claims, liabilities, costs, expenses or losses in any way arising out of or relating to the services described in this Agreement for an aggregate amount in excess of the fees paid by the Fund Company to Foreside in performing services hereunder, provided that such actions, damages, claims, liabilities, costs, expenses or losses are not the result of, or arise out of, the willful misfeasance, willful default, willful misconduct, bad faith, fraud or gross negligence on the part of Foreside or the CCO or any of their respective agents or employees or the reckless disregard by Foreside, the CCO or any of their respective agents or employees of the duties and obligations set forth in this Agreement. The provisions of this paragraph shall apply regardless of the form of action, damage, claim, liability, cost, expense or loss, whether in contract, statute, tort (including, without limitation, negligence) or otherwise.
     In no event shall either party or their respective employees, officers and directors be liable for any consequential or special losses or damages suffered by the other party, whether or not the likelihood of such losses or damages was known by the party.
     (g) Foreside shall not be liable for the errors of other service providers to the Fund Company or their systems.
     SECTION 4. REPRESENTATIONS AND WARRANTIES
     (a) Foreside covenants, represents and warrants to the Fund Company and each Fund that:
(i) it is a limited liability company duly organized and in good standing under the laws of the State of Delaware;
(ii) it is duly qualified to carry on its business in the State of Maine;
(iii) it is empowered under applicable laws and by its operating agreement to enter into this Agreement and perform its duties under this Agreement;
(iv) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;
(v) it has access to the necessary facilities, equipment, and personnel with the requisite knowledge and experience to assist the CCO in the performance of his or her duties and obligations under this Agreement;
(vi) this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Foreside, enforceable against Foreside in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;
(vii) it shall make available a person who is competent and knowledgeable regarding the federal securities laws and is otherwise reasonably qualified to act as a CCO and who will, in the exercise of his or her duties to the Fund Company and the Funds, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Funds and comply with all Fund Company and Fund compliance policies and procedures, including any applicable code of ethics;

(viii) it shall compensate the CCO fairly, subject to the Board’s right under any applicable regulation (e.g., Rule 38a-1) to approve the designation, termination and level of compensation of the CCO. In addition, it shall not retaliate against the CCO should the CCO inform a Fund, Fund Company management, the Board or any Board member of a compliance failure or take aggressive action to ensure compliance with the federal securities laws by the Fund Company, a Fund or a Service Provider;
(ix) it shall report to the Board promptly if it learns of CCO Disabling Conduct or in the event the CCO is terminated as a CCO by another fund company or if the CCO is terminated by Foreside or resigns as an employee, officer or director of Foreside; and
(x) it shall report to the Board if at any time the CCO is subject to the disqualifications set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the 1940 Act.
     (b) The Fund Company covenants, represents and warrants to Foreside that:
(i) it is a statutory trust duly organized and in good standing under the laws of the State of Delaware;
(ii) it is empowered under applicable laws and by its Organizational Documents to enter into this Agreement and perform its duties under this Agreement;
(iii) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;
(iv) it is an open-end management investment company registered under the 1940 Act;
(v) this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund Company, enforceable against the Fund Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;
(vi) a registration statement under the Securities Act and the 1940 Act has been filed and, to the extent necessary, appropriate State securities law filings will be made with respect to the Funds;
(vii) the CCO is currently covered by the Fund Company’s Directors & Officers Liability Insurance Policy (the “Policy”), and the Fund Company shall use reasonable efforts to cause that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after the CCO ceases to serve as an officer of the Fund Company on substantially the same terms as such coverage is provided for all other Fund Company officers after such persons are no longer officers of the Fund Company; and (c) continued in the event the Fund Company merges or terminates, on substantially the same terms as such coverage is provided for all other Fund Company officers (and for a period of no less than six years). The Fund Company shall provide Foreside with proof of current coverage, including a copy of the Policy, and shall notify Foreside immediately should the Policy be cancelled or terminated; and
(viii) the CCO is a named officer in the Fund Company’s corporate resolutions and subject to the provisions of the Fund Company’s Organizational Documents regarding indemnification of its officers.
     SECTION 5. COMPENSATION AND EXPENSES
     (a) In consideration of the compliance services provided by Foreside pursuant to this Agreement, the Fund Company shall pay Foreside the fees and expenses set forth in Appendix A hereto, which fees and expenses shall be allocated to the Funds on a pro rata basis; provided that if a particular expense was incurred on behalf of a Fund, it shall be paid by that Fund.
     All fees payable hereunder shall be accrued daily by each Fund and shall be payable monthly in arrears on the first business day of each calendar month for services performed during the prior calendar month. All reasonable out-of-pocket charges incurred by Foreside shall be paid as incurred. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from such mid-month date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, each Fund shall pay to Foreside such compensation as shall be due and payable by such Fund as of the effective date of termination.
     (b) The parties to this Agreement acknowledge that the CCO, as an officer of the Fund Company, is entitled to rely, with respect to questions of law relating to the services provided hereunder only as such questions relate to the Funds or the Fund Company, upon the advice and opinion of Fund Company counsel provided to Fund Company. The costs of any such advice or opinion shall be borne by the Fund Company.
     (c) The CCO is serving solely as an officer of the Fund Company and neither the CCO nor Foreside shall be responsible for, or have any obligation to pay, any of the expenses of the Fund Company or any of its Funds. All expenses of a Fund shall be the sole obligation of such Fund, which shall pay or cause to be paid all Fund expenses.
     (d) Notwithstanding any other provision in this Agreement, no amounts under this Agreement shall be payable or begin to accrue with respect to a Fund, until the earlier of (i) the closing of the Fund’s offering or subscription period and (ii) the offering of the Fund’s shares to the public after the effectiveness of its Registration Statement. If for any reason a Fund does not close the offering of its shares after a subscription period or a Fund’s Registration Statement either does not become effective or the Fund does not offer and sell its shares to the public after its Registration Statement becomes effective, neither the Fund Company nor any Fund shall be responsible for the payment of any amounts under this Agreement, including fees, out-of pocket expenses or additional charges of Foreside. Notwithstanding the foregoing, each Fund’s investment adviser may pay any out-of-pocket expenses accrued by Foreside if the Fund Company or any Fund is not obligated to pay such amount pursuant to this Section.
     SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT
     (a) This Agreement shall become effective on the date indicated above or at such time as Foreside commences providing services under this Agreement, whichever is later (the “Effective Date”). Upon the Effective Date, this Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties, whether oral or written.
     (b) This Agreement shall continue in effect until terminated in accordance with the provisions hereof.
     (c) This Agreement may be terminated at any time, without the payment of any penalty (i) by the Board on thirty (30) days’ written notice to Foreside or (ii) by Foreside on sixty (60) days’ written notice to the Fund Company, provided, however, that the Board will have the right and authority to remove the individual designated by Foreside as the Fund Company’s CCO at any time, with or without cause, without payment of any penalty. In this case, Foreside will designate another employee of Foreside, subject to approval of the Board and the disinterested Trustees, to serve as temporary CCO until the earlier of: (i) the designation of a new permanent CCO; or (ii) the termination of this Agreement.
     (d) Should the employment of the individual designated by Foreside to serve as the Fund Company’s CCO end or be terminated for any reason, Foreside will immediately designate another qualified individual, subject to ratification by the Board and the disinterested Trustees, to serve as temporary CCO until the earlier of: (i) the designation, and approval by the Board, of a new permanent CCO; or (ii) the termination of this Agreement.
     (e) The provisions of Sections 3, 6(e), 7, 10 and 11 shall survive any termination of this Agreement.
     (f) This Agreement and the rights and duties under this Agreement shall not be assignable by either Foreside or the Fund Company except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

     SECTION 7. CONFIDENTIALITY
     Each party shall comply with the laws and regulations applicable to it in connection with its use of confidential information, including, without limitation, Regulation S-P (if applicable). Foreside agrees to treat all records and other information related to the Fund Company and any Fund as proprietary information of the Fund Company or such Fund and, on behalf of itself and its employees, to keep confidential all such information, except that Foreside may release such other information (a) as approved in writing by the Fund Company or a Fund, which approval shall not be unreasonably withheld and may not be withheld where Foreside is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that Foreside shall seek the approval of the Fund Company or the Fund as promptly as possible so as to enable the Fund Company or the Fund to pursue such legal or other action as it may desire to prevent the release of such information) or (b) when so requested by the Fund Company or a Fund.
     SECTION 8. FORCE MAJEURE
     Neither party shall be responsible or liable for any failure or delay arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, terrorism, riots or failure of the mails, transportation, communication system or power supply. In addition, to the extent Foreside’s obligations hereunder are to oversee or monitor the activities of third parties, Foreside shall not be liable for any failure or delay in the performance of Foreside’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Foreside.
     SECTION 9. ACTIVITIES OF FORESIDE
     Except to the extent necessary to perform Foreside’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict Foreside’s right, or the right of any of Foreside’s managers, officers or employees who also may be a director, trustee, officer or employee of the Fund Company (including, without limitation, the CCO), or who are otherwise affiliated persons of the Fund Company, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.
     SECTION 10. COOPERATION WITH INDEPENDENT PUBLIC ACCOUNTANTS
     Foreside shall cooperate with the each Fund’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of such accountants’ duties.

     SECTION 11. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY
     The Trustees of the Fund Company and the shareholders of the Funds shall not be liable for any obligations of the Fund Company or a Fund under this Agreement, and Foreside agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund Company and the Funds.
     SECTION 12. MISCELLANEOUS
     (a) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.
     (b) This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.
     (c) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both Foreside and Fund Company on behalf of the Funds and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.
     (d) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.
     (e) Any notice required or permitted to be given hereunder by either party to the other shall be deemed sufficiently given if in writing and personally delivered or sent by facsimile or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below unless and until changed by Foreside or the Fund Company, as the case may be. Notice shall be given to each party at the following address:

(i) To Foreside:	(ii) To Fund Company:

Foreside Compliance Services, LLC	del Rey Global Investors Funds
Three Canal Plaza, Suite 100	6701 Center Drive West, Suite 655
Portland, ME 04101	Los Angeles, CA 90045

Phone: (207) 553-7110
Fax: (207) 553-7151	Phone: (310) 649-1233

     (f) Invoices for fees and expenses due to Foreside hereunder and as set forth in Appendix A hereto shall be sent by Foreside to the address furnished below unless and until changed by the Fund Company (Fund Company to provide reasonable advance notice of any change of billing address to Foreside):

del Rey Global Investors Funds
Attn: Gerald W. Wheeler
6701 Center Drive West, Suite 655
Los Angeles, CA 90045
Phone: (310) 649-1233
Email: gwheeler@delreyglobal.com
     (g) Nothing contained in this Agreement is intended to or shall require Foreside, in any capacity hereunder, to perform any functions or duties on any day other than a Fund Company business day. Functions or duties normally scheduled to be performed on any day which is not a Fund Company business day shall be performed on, and as of, the next Fund Company business day, unless otherwise required by law.
     (h) The term “affiliate” and all forms thereof used herein shall have the meanings ascribed thereto in the 1940 Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

DEL REY GLOBAL INVESTORS FUNDS
By:	/s/ Gerald W. Wheeler
	Name:	Gerald W. Wheeler
	Title:	Chairman and Chief Financial Officer

FORESIDE COMPLIANCE SERVICES, LLC
By:	/s/ William R. Royer
William R. Royer, President